Exhibit 99.1

SAIC Announces Financial Results for First Quarter of Fiscal Year 2014

- Revenues: $2.71 billion

- Operating Income: $142 million

- Diluted EPS: $0.23

-Cash Flows used in Operations: $111 million

-Net new bookings: $1.3 billion (book-to-bill ratio of 0.5)

MCLEAN, Va., June 3, 2013 -- SAIC, Inc. (NYSE: SAI), a scientific, engineering, and technology applications company, today announced financial results for the first quarter of fiscal year 2014, which ended May 3, 2013.

“Our performance for the quarter was consistent with our expectations and reflects the difficult government market characterized by spending reductions and procurement delays associated with sequestration. We are reaffirming our guidance for the full year. The market conditions reinforce the importance of expanding our addressable markets through the planned separation of the Company,” said John P. Jumper, SAIC Chairman and Chief Executive Officer. “In addition, we continue to invest in operational improvements and to drive cost reductions necessary to position the Company for profitable growth in the future.”

Summary Operating Results

Revenues for the first quarter of fiscal 2014 were $2.71 billion, compared to $2.76 billion in the first quarter of fiscal year 2013. Revenues were impacted by the ramp down of certain contracts and the tightening of the U.S. Government budget, partially offset by growth in the Health and Engineering segment primarily resulting from the fiscal year 2013 acquisition of maxIT Healthcare Holdings, Inc. Internal revenues contracted by 4 percent. Internal revenue contraction for the quarter would have been 7 percent without the positive impact of $83 million in revenues for the two additional productive days as compared to the first quarter of fiscal year 2013.

Operating income for the quarter was $142 million (5.2 percent of revenues), down from $208 million (7.5 percent of revenues) in the first quarter of fiscal year 2013. The reduction in operating income was primarily attributable to $33 million of separation transaction expenses, as well as certain other expenses.

Net income for the quarter was $81 million compared to $117 million in the first quarter of fiscal year 2013. This decline in net income was primarily attributable to the reduction in operating income described above.

Diluted earnings per share for the quarter were $0.23, down 34 percent from $0.35 in the first quarter of fiscal year 2013. This decline was primarily attributable to the reduction in net income. The diluted share count for the quarter was 336 million, up 2 percent from 330 million in the first quarter of fiscal year 2013.

Segment Operating Results

Effective February 1, 2013, in preparation for the planned separation transaction, the Company redefined its reportable segments into the reportable segments referenced in the chart below. Following completion of the planned separation transaction, the Technical Services and Information Technology segment will operate as an independent publicly traded company under the name Science Applications International Corporation, and the Health and Engineering and National Security Solutions segments will operate as a separate independent publicly traded company under the name Leidos Holdings, Inc. The segment information for the first quarter of fiscal year 2013 has been recast to give effect to the change in reportable segments and for discontinued operations.

	Three Months Ended
	May 3,	April 30,	Revenue Growth (%)

	2013	2012	Total	Internal

	($ millions)
Revenues:
Health and Engineering	$521	$416	25%	9%
National Security Solutions	1,080	1,185	-9%	-9%
Technical Services and Information Technology	1,107	1,163	-5%	-5%
Intersegment Elimination	(1)	-	n/a	n/a

Total	$2,707	$2,764	-2%	-4%

			Operating Margin
			2013	2012

Operating Income (Loss):
Health and Engineering	$41	$35	7.9%	8.4%
National Security Solutions	76	95	7.0%	8.0%
Technical Services and Information Technology	71	85	6.4%	7.3%
Corporate and Other	(46)	(7)	n/a	n/a

Total	$142	$208	5.2%	7.5%

Health and Engineering

Health and Engineering revenues increased $105 million, or 25 percent, including an internal revenue growth rate of 9 percent, for the first quarter of fiscal year 2014 as compared to the first quarter of fiscal year 2013. Revenue growth was primarily driven by the August 2012 acquisition of maxIT Healthcare Holdings, Inc., a leading provider of healthcare IT consulting services to commercial clients. Internal revenue growth would have been 6 percent without the positive impact of $12 million in revenues for the two additional productive days as compared to the first quarter of fiscal year 2013. Internal revenue growth for the first quarter of fiscal year 2014 was positively impacted by higher engineering business volume primarily associated with power plant construction projects, as well as increased unit deliveries and related maintenance of engineering products (previously referred to as non-intrusive inspection products) to both the U.S. Government and international customers.

Health and Engineering operating income increased $6 million, or 17 percent, for the first quarter of fiscal year 2014 as compared to the first quarter of fiscal year 2013. The increase in operating income was driven by an increase in deliveries of engineering products, which typically generate higher margins, and increased revenue volume in other business areas. These increases were partially offset by a lower margin from the commercial health business primarily due to intangible asset amortization expense.

National Security Solutions

National Security Solutions revenues decreased $105 million, or 9 percent, all of which was internal revenue contraction, for the first quarter of fiscal year 2014 as compared to the first quarter of fiscal year 2013. Revenue contraction for the quarter would have been 12 percent without the positive impact of $36 million in revenues for the two additional productive days as compared to the first quarter of fiscal year 2013. Internal revenue contraction was primarily attributable to the completion of a systems integration and logistics program for tactical and mine resistant ambush protected vehicles. Internal revenue contraction was also impacted by the ramp down of an intelligence analysis program for a classified customer, and an intelligence systems integration program for the U.S. Army, as well as reduced activity on certain ongoing programs due to drawdowns of overseas U.S. military forces and U.S. Government budget reductions. These declines were partially offset by increased revenues related to three new intelligence contracts for classified customers.

National Security Solutions operating income decreased $19 million, or 20 percent, for the first quarter of fiscal year 2014 as compared to the first quarter of fiscal year 2013. This decrease was primarily attributable to decreased revenues, including certain programs having relatively higher profit margins, a decline in sales of higher-margin proprietary products, and intangible asset impairment charges.

Technical Services and Information Technology

Technical Services and Information Technology revenues decreased $56 million, or 5 percent, all of which was internal revenue contraction, for the first quarter of fiscal year 2014 as compared to the first quarter of fiscal year 2013. Revenue contraction for the quarter would have been 8 percent without the positive impact of $35 million in revenues for the two additional productive days as compared to the first quarter of fiscal year 2013.

Internal revenue contraction was primarily attributable to the ramp down of the DISN Global Solutions program with the Defense Information Systems Agency, as well as decreased activity on a contract vehicle to provide infrastructure support to the Department of Homeland Security and a program to provide systems engineering solutions for the U.S. Navy.

Technical Services and Information Technology operating income decreased $14 million, or 16 percent, for the first quarter of fiscal year 2014 as compared to the first quarter of fiscal year 2013. This decrease was primarily due to net unfavorable changes in contract estimates compared to a net favorable change in the first quarter of fiscal year 2013 and lower revenues from the ramp down of the DISN Global Solutions program, which had relatively higher profit margins.

Corporate and Other

Corporate and Other segment operating loss for the quarter increased from the first quarter of fiscal year 2013 primarily due to expenses incurred in connection with the planned separation transaction, costs to establish infrastructures for the two future companies and provisions for legal and regulatory matters.

Cash Generation and Capital Deployment

Cash flow used by operations for the quarter was $111 million due to an increase in accounts receivable. Days sales outstanding were 69 days, consistent with 70 days in the first quarter of fiscal year 2013, but up from 63 days in the fourth quarter of fiscal year 2013. The increase in days sales outstanding was primarily due to the discontinuance of the U.S. Government’s accelerated payment initiative.

During the quarter, the Company paid a cash dividend of $0.12 per share. The Company intends to continue paying dividends on a quarterly basis, although the declaration of any future dividends will be determined by the Company’s Board of Directors each quarter and will depend on earnings, financial condition, capital requirements and other factors. In addition, in the first quarter of fiscal year 2014, the company declared a special dividend of $1.00 per share, which is payable in June 2013.

As of May 3, 2013, the Company had $563 million in cash and cash equivalents and $1.3 billion in long-term debt.

New Business Awards

Net business bookings totaled $1.3 billion in the first quarter of fiscal year 2014, representing a book-to-bill ratio of 0.5. Notable awards received during the quarter include:

•

Sandia National Laboratories. The Company was awarded a prime contract by Sandia National Laboratories to provide mission computing and information technology services in support of the Department of Energy. The single award, indefinite-delivery/indefinite-quantity (IDIQ) contract has five-year base period of performance, one two-year option, and a total contract value of approximately $228 million, if the option is exercised.

•

U.S. Naval Facilities Engineering Command. The Company was awarded a prime contract by the U.S. Naval Facilities Engineering Command to provide security engineering services in support of the Anti-terrorism/Force Protection Ashore Global Sustainment Program. The single-award contract has a one-year base period of performance, two one-year options, and a total contract value of approximately $74 million, if all options are exercised.

•

Joint Program Executive Office for Chemical and Biological Defense. The Company was awarded a prime contract by the Joint Program Executive Office for Chemical and Biological Defense to provide program, engineering, medical, and technical support services. The multiple-award IDIQ contract has a three-year base period of performance, two one-year options, one six-month extension optional period, and a total contract value of $495 million for all awardees, if all options are exercised.

The Company’s backlog of signed business orders at the end of the first quarter of fiscal year 2014 was $16.5 billion, of which $4.7 billion was funded. As compared to the end of the first quarter of fiscal year 2013, total backlog decreased 4 percent and funded backlog decreased 17 percent. Negotiated backlog does not include any estimate of future task orders expected to be awarded under IDIQ, GSA Schedule or other master agreement contract vehicles.

Forward Guidance

Based upon its operating and business development performance through the first quarter of the fiscal year, the Company expects its fiscal year 2014 results to be consistent with the forward guidance provided on March 26, 2013. These expectations are:

•	Revenues of $10.0 billion to $10.7 billion;
•	Diluted earnings per share from continuing operations of $1.16 to $1.33; and
•	Cash flows from continuing operations at or above $450 million.

The guidance is based on SAIC, Inc. operating for the full fiscal year as one company, yet includes substantial costs to prepare for the previously announced separation transaction. If the separation occurs during fiscal year 2014 as is currently contemplated, it is expected that guidance policies will be provided for each of the two separate companies at the time of the separation. Fiscal year 2014 guidance is based upon the approved U.S. Government fiscal year 2013 defense budget and an assumed flat spending level thereafter consistent with the Budget Control Act of 2011. In addition, fiscal year 2014 guidance excludes the impact of potential future acquisitions and other non-ordinary course items.

About SAIC

SAIC management will discuss operations and financial results in an earnings conference call beginning at 5 p.m. eastern on June 3, 2013. A live audio broadcast of the conference call along with a supplemental presentation will be available to the public through links on the Investor Relations section of the SAIC web site (http://investors.saic.com).

SAIC is a FORTUNE 500® scientific, engineering, and technology applications company that uses its deep domain knowledge to solve problems of vital importance to the nation and the world, in national security, energy and the environment, critical infrastructure, and health. The Company’s approximately 38,000 employees serve customers in the U.S. Department of Defense, the intelligence community, the U.S. Department of Homeland Security, other U.S. Government civil agencies and selected commercial markets. Headquartered in McLean, Va., SAIC had annual revenues of approximately $11.2 billion for its fiscal year ended January 31, 2013. For more information, visit www.saic.com. SAIC: From Science to Solutions®

Forward-Looking Statements

Certain statements in this release contain or are based on “forward-looking” information within the meaning of the Private Securities Litigation Reform Act of 1995. In some cases, you can identify forward-looking statements by words such as “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “guidance,” and similar words or phrases. Forward-looking statements in this release include, among others, estimates of future revenues, operating income, earnings, earnings per share, charges, backlog, outstanding shares and cash flows, as well as statements about future dividends, share repurchases and acquisitions. These statements reflect our belief and assumptions as to future events that may not prove to be accurate. Actual performance and results may differ materially from the guidance and other forward-looking statements made in this release depending on a variety of factors, including: developments in the U.S. Government defense budget, including budget reductions, implementation of spending cuts (sequestration) or changes in budgetary priorities; delays in the U.S. Government budget process or approval to raise the U.S. debt ceiling; delays in the U.S. Government contract procurement process or the award of contracts; delays or loss of contracts as result of competitor protests; changes in U.S. Government procurement rules, regulations and practices; our compliance with various U.S. Government and other government procurement rules and regulations; governmental reviews, audits and investigations of our company; our ability to effectively compete and win contracts with the U.S. Government and other customers; our ability to attract, train and retain skilled employees, including our management team, and to obtain security clearances for our employees; our ability to accurately estimate costs associated with our firm-fixed-price and other contracts; our ability to comply with certain agreements entered into in connection with the CityTime matter; cybersecurity, data security or other security threats, systems failures or other disruptions of our business; resolution of legal and other disputes with our customers and others or legal or regulatory compliance issues; our ability to effectively acquire businesses and make investments; our ability to maintain relationships with prime contractors, subcontractors and joint venture partners; our ability to manage performance and other risks related to customer contracts, including complex engineering or design build projects; the failure of our inspection or detection systems to detect threats; the adequacy of our insurance programs designed to protect us from significant product or other liability claims; our ability to manage risks associated with our international business; our ability to declare future dividends based on our earnings, financial condition, capital requirements and other factors, including compliance with applicable laws and agreements of the Company; risks associated with the proposed spin-off of our technical, engineering and enterprise information technology services business, such as disruption to business operations, unanticipated expenses, significant transaction costs and/or liabilities, the timing of the spin-off or a failure to complete the proposed spin-off or realize the expected benefits of the proposed spin-off; and our ability to execute our business plan and long-term management initiatives effectively and to overcome these and other known and unknown risks that we face. These are only some of the factors that may affect the forward-looking statements contained in this release. For further information concerning risks and uncertainties associated with our business, please refer to the filings we make from time to time with the U.S. Securities and Exchange Commission, including the “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Legal Proceedings” sections of our latest annual report on Form 10-K and quarterly reports on Form 10-Q, all of which may be viewed or obtained through the Investor Relations section of our web site at www.saic.com.

All information in this release is as of June 3, 2013. The Company expressly disclaims any duty to update the guidance or any other forward-looking statement provided in this release to reflect subsequent events, actual results or changes in the Company’s expectations. The Company also disclaims any duty to comment upon or correct information that may be contained in reports published by investment analysts or others.

CONTACTS:

Investor Relations:
Paul Levi
(703)676-2283 Paul.E.Levi@saic.com

Media Relations: Melissa Koskovich (703)676-6762 koskovichm@saic.com

SAIC, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited, in millions, except per share amounts)

	Three Months Ended
	May 3, 2013	April 30, 2012

Revenues	$2,707	$2,764
Costs and expenses:
Cost of revenues	2,378	2,433
Selling, general and administrative expenses	154	123
Separation transaction expenses	33	-

Operating income	142	208
Non-operating income:
Interest income	4	2
Interest expense	(20)	(29)
Other income, net	1	2

Income before income taxes	127	183
Provision for income taxes	(46)	(66)

Net income	$81	$117

Earnings per share (EPS):
Basic EPS:
Net income, as reported	$81	$117
Less distributed and undistributed earnings allocated to participating securities	(4)	(3)

Net income, for computing EPS	$77	$114

Diluted EPS:
Net income, as reported	$81	$117
Less distributed and undistributed earnings allocated to participating securities	(4)	(3)

Net income, for computing EPS	$77	$114

Basic:
Income from continuing operations	$0.23	$0.35

Diluted:
Income from continuing operations	$0.23	$0.35

Weighted average number of shares outstanding:
Basic	336	330

Diluted	336	330

Cash dividends declared per share	$1.12	$0.12

SAIC, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited, in millions)

	May 3, 2013	January 31, 2013

ASSETS
Current assets:
Cash and cash equivalents	$563	$736
Receivables, net	2,063	1,889
Inventory, prepaid expenses and other current assets	393	454

Total current assets	3,019	3,079
Property, plant and equipment, net	315	318
Intangible assets, net	173	190
Goodwill	2,195	2,195
Deferred income taxes	14	14
Other assets	74	79

	$5,790	$5,875

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$1,211	$1,249
Accrued payroll and employee benefits	448	542
Dividends payable	357	-
Notes payable and long-term debt, current portion	1	2

Total current liabilities	2,017	1,793
Notes payable and long-term debt, net of current portion	1,297	1,296
Other long-term liabilities	172	168

Stockholders’ equity:
Common stock, $.0001 par value, 2 billion shares authorized, 342 million shares issued and outstanding at May 3, 2013 and January 31, 2013	-	-
Additional paid-in capital	2,124	2,110
Retained earnings	182	510
Accumulated other comprehensive loss	(2)	(2)

Total stockholders’ equity	2,304	2,618

	$5,790	$5,875

SAIC, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited, in millions)

	Three Months Ended
	May 3, 2013	April 30, 2012

Cash flows from operating activities:
Net income	$81	$117
Adjustments to reconcile net income to net cash provided by operations:
Depreciation and amortization	30	27
Stock-based compensation	24	24
Impairment losses	4	-
Net gain on sales and disposals of assets	(7)	(1)
Other	(1)	1
Increase (decrease) in cash and cash equivalents, net of effects of acquisitions and divestitures, resulting from changes in:
Receivables	(174)	3
Inventory, prepaid expenses and other current assets	59	(16)
Deferred income taxes	(1)	-
Other assets	5	-
Accounts payable and accrued liabilities	(38)	(554)
Accrued payroll and employee benefits	(92)	9
Income taxes payable	(3)	28
Other long-term liabilities	2	1

Total cash flows used in operating activities of continuing operations	(111)	(361)
Cash flows from investing activities:
Expenditures for property, plant and equipment	(19)	(8)
Proceeds from sale of assets	25	-
Other	2	1

Total cash flows provided by (used in) investing activities of continuing operations	8	(7)
Cash flows from financing activities:
Payments on notes payable and long-term debt	-	(1)
Sales of stock	4	4
Repurchases of stock	(16)	(19)
Dividend payment	(41)	(41)

Total cash flows used in financing activities of continuing operations	(53)	(57)

Decrease in cash and cash equivalents from continuing operations	(156)	(425)

Cash flows from discontinued operations:
Cash used in operating activities of discontinued operations	(17)	-

Decrease in cash and cash equivalents from discontinued operations	(17)	-

Total decrease in cash and cash equivalents	(173)	(425)

Cash and cash equivalents at beginning of period	736	1,592

Cash and cash equivalents at end of period	$563	$1,167

SAIC, INC.

BACKLOG BY REPORTABLE SEGMENT

(Unaudited, $ in millions)

Backlog represents the estimated amount of future revenues to be recognized under negotiated contracts as work is performed and excludes contract awards which have been protested by competitors. SAIC, Inc. segregates its backlog into two categories: funded backlog and negotiated unfunded backlog. Funded backlog for contracts with government agencies primarily represents contracts for which funding is appropriated less revenues previously recognized on these contracts, and does not include the unfunded portion of contracts where funding is incrementally appropriated or authorized on a quarterly or annual basis by the U.S. Government and other customers, even though the contract may call for performance over a number of years. Funded backlog for contracts with non-government agencies represents the estimated value on contracts, which may cover multiple future years, under which SAIC, Inc. is obligated to perform, less revenues previously recognized on these contracts. Negotiated unfunded backlog represents the estimated amounts of revenue to be earned in the future from (1) negotiated contracts for which funding has not been appropriated or otherwise authorized and (2) unexercised priced contract options. Negotiated unfunded backlog does not include any estimate of future potential task orders expected to be awarded under IDIQ, GSA Schedule, or other master agreement contract vehicles.

The estimated value of backlog as of the dates presented was as follows:

	May 3, 2013	January 31, 2013

Health and Engineering:
Funded backlog	$1,094	$1,295
Negotiated unfunded backlog	664	676

Total Health and Engineering backlog	1,758	1,971

National Security Solutions:
Funded backlog	1,878	2,121
Negotiated unfunded backlog	5,740	6,037

Total National Security Solutions backlog	7,618	8,158

Technical Services and Information Technology:
Funded backlog	1,733	1,945
Negotiated unfunded backlog	5,389	5,802

Total Technical Services and Information Technology backlog	7,122	7,747

Total:
Funded backlog	4,705	5,361
Negotiated unfunded backlog	11,793	12,515

Total backlog	$16,498	$17,876

SAIC, INC.

INTERNAL REVENUE GROWTH (CONTRACTION) PERCENTAGE CALCULATIONS

(NON-GAAP RECONCILIATION)

(Unaudited, $ in millions)

In this release, SAIC, Inc. refers to internal revenue growth (contraction) percentage, which is a non-GAAP financial measure that is reconciled to the most directly comparable GAAP financial measure. The company calculates its internal revenue growth (contraction) percentage by comparing reported revenue for the current year period to the revenue for the prior year period adjusted to include the actual revenue of acquired businesses for the comparable prior year period before acquisition. This calculation has the effect of adding revenue for the acquired businesses for the comparable prior year period to the company’s prior year period reported revenue.

SAIC, Inc. uses internal revenue growth (contraction) percentage as an indicator of how successful it is at growing its base business and how successful it is at growing the revenues of the businesses that it acquires. The integration of acquired businesses allows current management to leverage business development capabilities, drive internal resource collaboration, utilize access to markets and qualifications, and refine strategies to realize synergies, which benefits both acquired and existing businesses. As a result, the performance of the combined enterprise post-acquisition is an important measurement. In addition, as a means of rewarding the successful integration and growth of acquired businesses, and not acquisitions themselves, incentive compensation for senior management is based, in part, on achievement of revenue targets linked to internal revenue growth.

The limitation of this non-GAAP financial measure as compared to the most directly comparable GAAP financial measure is that internal revenue growth (contraction) percentage is one of two components of the total revenue growth (contraction) percentage, which is the most directly comparable GAAP financial measure. The company addresses this limitation by presenting the total revenue growth percentage next to or near disclosures of internal revenue growth (contraction) percentage. This financial measure is not meant to be considered in isolation or as a substitute for comparable GAAP measures and should be read only in conjunction with SAIC, Inc.’s consolidated financial statements prepared in accordance with GAAP. The method that the company uses to calculate internal revenue growth (contraction) percentage is not necessarily comparable to similarly titled financial measures presented by other companies.

Internal revenue growth (contraction) percentages for the three months ended May 3, 2013 were calculated as follows:

Three Months Ended May 3, 2013

Health and Engineering:
Prior year period’s revenues, as reported	$416
Revenues of acquired businesses for the comparable prior year period	63

Prior year period’s revenues, as adjusted	$479
Current year period’s revenues, as reported	521

Internal revenue growth	$42

Internal revenue growth percentage	9%

National Security Solutions:
Prior year period’s revenues, as reported	$1,185
Revenues of acquired businesses for the comparable prior year period	-

Prior year period’s revenues, as adjusted	$1,185
Current year period’s revenues, as reported	1,080

Internal revenue contraction	$(105)

Internal revenue contraction percentage	-9%

Technical Services and Information Technology:
Prior year period’s revenues, as reported	$1,163
Revenues of acquired businesses for the comparable prior year period	-

Prior year period’s revenues, as adjusted	$1,163
Current year period’s revenues, as reported	1,107

Internal revenue contraction	$(56)

Internal revenue contraction percentage	-5%

Total*:
Prior year period’s revenues, as reported	$2,764
Revenues of acquired businesses for the comparable prior year period	63

Prior year period’s revenues, as adjusted	$2,827
Current year period’s revenues, as reported	2,707

Internal revenue contraction	$(120)

Internal revenue contraction percentage	-4%

* Total revenues include amounts related to Corporate and Other and intersegment eliminations.